Preliminary Copy

                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
          of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement           [ ] Confidential, For Use of
                                              Commission Only (as Permitted
                                              by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12

                        TEXAS INSTRUMENTS INCORPORATED
               ------------------------------------------------
               (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

   (2)  Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   (4)  Proposed maximum aggregate value of transaction:

   (5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)  Amount Previously Paid:

   (2)  Form, Schedule or Registration Statement No.:

   (3)  Filing Party:

   (4)  Date Filed:

                                                              Preliminary Copy

[Company Logo]                 TEXAS INSTRUMENTS


                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 April 16, 1998


We are pleased to invite you to attend the 1998 Annual Meeting of Stockholders which will be held on Thursday, April 16, 1998 at the Cafeteria on the Company's property, 8505 Forest Lane, Dallas, Texas, at 10:00 a.m. (Dallas time). The meeting will be held for the following purposes:

      1.  To elect directors for the ensuing year;

      2. To consider and act upon a proposal to approve an amendment to the Company's Restated Certificate of Incorporation for the purpose of increasing the authorized shares of common stock of the Company from 500,000,000 to 1,200,000,000; and

      3. To consider and act upon such other matters as may properly come before the meeting.

Stockholders of record at the close of business on February 17, 1998 are entitled to notice of and to vote at the annual meeting.

Stockholders are urged to vote their shares as promptly as possible by either
(1) signing, dating and returning the enclosed proxy, or (2) calling the toll-free number indicated in the enclosed telephone voting instructions.



                                   By Order of the Board of Directors,




                                   -----------------------------------
                                   Richard J. Agnich
                                   Senior Vice President,
                                   Secretary and General Counsel

Dallas, Texas
February __, 1998

[Company Logo]                 TEXAS INSTRUMENTS

      EXECUTIVE OFFICES:  8505 FOREST LANE, DALLAS, TEXAS

       MAILING ADDRESS:  POST OFFICE BOX 660199, DALLAS, TEXAS 75266-0199


                                PROXY STATEMENT
                                February__, 1998

The board of directors of Texas Instruments Incorporated (the Company or TI) is requesting your proxy for the Annual Meeting of Stockholders (the Annual Meeting) on April 16, 1998. By executing and returning the enclosed proxy or by following the enclosed telephone voting instructions, you authorize the persons named in the proxy to represent you and vote your shares in connection with the purposes set forth in the Notice of Annual Meeting.

If you attend the meeting, you may of course vote in person. But, if you are not present, your shares can be voted only if you have returned a properly executed proxy or followed the telephone voting instructions. If you have returned a properly executed proxy or followed the telephone voting instructions, the related shares will be voted as you specify. If no specification is made, the shares will be voted in accordance with the recommendations of the board of directors. You may revoke the authorization given in your proxy or telephone call at any time before the shares are voted at the meeting.

                               ELECTION OF DIRECTORS

Directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting and until their successors are elected and qualified. Unless authority to vote for directors is withheld in the proxy, the persons named in the proxy will vote for the election of the following nominees, who have been designated by the board of directors: JAMES R. ADAMS, DAVID L. BOREN, JAMES B. BUSEY IV, DANIEL A. CARP, THOMAS J. ENGIBOUS, GERALD W. FRONTERHOUSE, DAVID R. GOODE, WAYNE R. SANDERS, GLORIA M. SHATTO and CLAYTON K. YEUTTER. William P. Weber, a highly valued director since 1984, will retire from the Company on April 30, 1998, and will not stand for re-election in 1998. Mr. Weber currently serves as Vice Chairman and is Chair of the Benefit Plans and Finance Committees.

Nominees for Directorship

All of the nominees for directorship are now directors of the Company. While it is not anticipated that any of the nominees will be unable to serve, if any nominee is not a candidate for election as a director at the meeting, the proxy will be voted for the election of a substitute nominee proposed by the present board of directors or the number of directors will be reduced accordingly.

[Photo of J.R. Adams]            JAMES R. ADAMS  Chairman of the Board

                                 Member, Benefit Plans, Board Organization and Nominating and Finance Committees.

                                 Chairman of the Board of the Company since
                                 1996.  Group president, SBC Communications
                                 Inc. from 1992 until retirement in 1995;
                                 president and chief executive officer of Southwestern Bell Telephone Company, 1988-92.

[Photo of D.L. Boren]            DAVID L. BOREN  Director

                                 Member, Compensation, Finance and Stockholder Relations and Public Policy Committees.

                                 President of the University of Oklahoma
                                 since 1994. U.S. Senator, 1979-94;
                                 Governor of Oklahoma, 1975-79.  Director,
                                 AMR Corporation, Phillips Petroleum Company and Torchmark Corporation; trustee,
                                 Yale University.

[Photo of J.B. Busey IV]         JAMES B. BUSEY IV  Director

                                 Chair, Board Organization and Nominating
                                 Committee; member, Audit and Finance
                                 Committees.

                                 Retired from U.S. Navy as Admiral in 1989.
                                 President and chief executive officer, Armed
                                 Forces Communications and Electronics
                                 Association, 1992-96; Deputy Secretary,
                                 Department of Transportation, 1991-92;
                                 Administrator, Federal Aviation Aministration, 1989-91. Director, Curtiss-Wright Corporation and S.T. Research Corporation; trustee and vice-chairman, MITRE Corporation.

[Photo of D.A. Carp]             DANIEL A. CARP  Director

                                 Member, Audit and Stockholder Relations and
                                 Public Policy Committees.

                                 President and chief operating officer of Eastman Kodak Company since January 1997; also, director since December 1997. Executive vice president and assistant chief operating officer of Eastman Kodak, 1995-97; general Manager, European Region, 1991-95.

[Photo of T.J. Engibous]         THOMAS J. ENGIBOUS  President and Chief
                                                     Executive Officer

                                 Member, Benefit Plans and Finance Committees.

                                 President and chief executive officer of the Company since 1996. Joined the Company in 1976; elected executive vice president in 1993. Member, The Business Roundtable; trustee, Southern Methodist University.

[Photo of G.W. Fronterhouse]     GERALD W. FRONTERHOUSE  Director

                                 Chair, Compensation and Trust Review
                                 Committees; member, Stockholder Relations and Public Policy Committee.

                                 Investments.  Former chief executive officer
                                 (1985-88) of First RepublicBank Corporation.
                                 President and director, Hoblitzelle
                                 Foundation.

[Photo of D.R. Goode]            DAVID R. GOODE  Director

                                 Member, Board Organization and Nominating,
                                 Compensation and Finance Committees.

                                 Chairman of the board and chief executive officer of Norfolk Southern Corporation since 1992; also, president since 1991. Director, Aeroquip-Vickers, Inc., Caterpillar, Inc. and Georgia-Pacific Corporation; member, The Business Council and The Business Roundtable; trustee, Hollins College.

[Photo of W.R. Sanders]          WAYNE R. SANDERS  Director

                                 Member, Audit and Compensation Committees.

                                 Chairman of the board of Kimberly-Clark
                                 Corporation since 1992; also, chief executive officer since 1991. Director, Adolph Coors Company, Coors Brewing Company and Texas Commerce Bank, N.A.; trustee, Marquette University.

[Photo of G.M. Shatto]           GLORIA M. SHATTO  Director

                                 Chair, Stockholder Relations and Public
                                 Policy Committee; member, Audit, Board
                                 Organization and Nominating and Trust
                                 Review Committees.

                                 President of Berry College since 1980.
                                 Director, Becton Dickinson and Company,
                                 Georgia Power Company and The Southern
                                 Company.

[Photo of C.K. Yeutter]          CLAYTON K. YEUTTER  Director

                                 Chair, Audit Committee; member, Stockholder
                                 Relations and Public Policy and Trust Review
                                 Committees.

                                 Of counsel, Hogan & Hartson.  Counselor to
                                 President Bush for domestic policy during 1992; chairman, Republican National Committee, 1991-92; Secretary, Department of Agriculture, 1989-91; U.S. Trade Representative, 1985-89. Director, B.A.T. Industries P.L.C., Caterpillar Inc., ConAgra, Inc., FMC Corporation and Oppenheimer Funds.

The ages and holdings of common stock of the directors and the year in which each became a director are as follows:

                                                       Common Stock
                                       Director        Ownership at
      Director               Age       Since           December 31, 1997<F1>*
      --------               ---       --------        ------------------
James R. Adams                58        1989                78,507
David L. Boren                56        1995                 6,320
James B. Busey IV             65        1992                 8,620
Daniel A. Carp                49        1997                 2,166
Thomas J. Engibous            45        1996               392,765
Gerald W. Fronterhouse        61        1986                11,773
David R. Goode                57        1996                 3,408
Wayne R. Sanders              50        1997                 3,800
Gloria M. Shatto              66        1992                 7,720
William P. Weber              57        1984               389,692
Clayton K. Yeutter            67        1992                 9,320

---------------

<F1>*Includes any shares subject to restricted stock unit awards.  Also includes shares subject to acquisition within 60 days by Messrs. Adams,


                                      5


Engibous and Weber for 57,500, 329,888 and 350,500 shares, respectively, and shares credited to profit sharing stock accounts for Messrs. Adams, Engibous and Weber in the amounts of 379, 4,237 and 12,144, respectively. Excludes shares held by a family member if a director has disclaimed beneficial ownership. Each director owns less than 1% of the Company's common stock.

Board and Committee Meetings

During 1997, the board held 12 meetings. In addition, the following committees of the board held the number of meetings indicated: Audit, 6; Benefit Plans, 4; Board Organization and Nominating, 7; Compensation, 6; Finance, 5; Stockholder Relations and Public Policy, 5; and Trust Review, 3. Overall attendance at board and committee meetings was approximately 93%.

Committees of the Board

The Audit Committee has the responsibility to make recommendations to the board with respect to the appointment of the independent public accountants and other matters. This committee also has the responsibility to approve certain non-audit services of the independent public accountants; to review the scope of the annual audit, proposed changes in major accounting policies, reports of compliance of management and operating personnel with the Company's code of ethics and other matters; and to report to the board concerning the adequacy of the Company's system of internal accounting controls, other factors affecting the integrity of published financial reports and other matters.

The Benefit Plans Committee has the responsibility to institute, revise or terminate incentive plans of the Company other than plans approved by stockholders, and institute, revise or terminate pension, profit sharing and other benefit plans, other than any incentive or benefit plan or amendment thereto that would benefit only officers of the Company or disproportionately benefit officers more than other employees. This committee also has the responsibility to report to the board concerning general levels of increases in compensation for employees, compensation and benefits philosophies and programs of the Company and other matters.

The Board Organization and Nominating Committee has the responsibility to make recommendations to the board with respect to nominees to be designated by the board for election as directors, the structure, size and composition of the board, compensation of board members, the organization and responsibilities of board committees and other matters. This committee also has the responsibility to report to the board concerning the general responsibilities and functions of the board, a desirable balance of expertise among board members, overall Company organizational health, with particular reference to succession plans for top management positions within TI, and other matters.

Any stockholder who wishes to recommend a prospective nominee for the board of directors for the committee's consideration may write Richard J. Agnich, Secretary, Board Organization and Nominating Committee, c/o Texas Instruments Incorporated, Post Office Box 660199, MS 8658, Dallas, Texas 75266-0199.

The Compensation Committee has the responsibility to make changes in officers' compensation and to take actions that are required to be taken by the committee under the Company's performance plans, incentive plan, stock purchase plan and other employee benefit plans. This committee also has the responsibility to make recommendations to the board with respect to revisions in and actions under such plans that are required to be approved by the board, the institution of plans that benefit only officers of the Company or disproportionately benefit officers of the Company more than other employees, the institution of plans permitting the issuance of stock of the Company and other matters.

The Finance Committee has the responsibility to make recommendations to the board with respect to the annual capital authorization funding level, issuance of equity and long-term debt and other matters. This committee also has the responsibility to approve the annual financing plan and other matters; and to report to the board concerning developments in financial markets and other matters.

The Stockholder Relations and Public Policy Committee has the responsibility to make recommendations to the board with respect to matters bearing on the relationship between management and stockholders, public issues and other matters. This committee also has the responsibility to report to the board concerning the contribution policies of the Company and of the TI Foundation, revisions in TI's code of ethics and other matters.

The Trust Review Committee has the responsibility to make recommendations to the board with respect to the selection of trustees of benefit plan trust funds, assignment of funds to trustees and establishment and amendment of funding policies and methods of benefit plans and other matters. This committee also has the responsibility to select investment managers and assign funds to investment managers of benefit plan trust funds; to approve compensation of trustees and investment managers and other matters; and to report to the board concerning the performance and adequacy of trustees and investment managers.

Directors Compensation

Directors who are not employees are annually paid a retainer of $40,000 (one-half in cash and one-half in restricted stock units described below), a fee of $7,500 for each committee on which they serve, except that a fee of $10,000 is paid for membership on the Trust Review Committee, $2,500 for service as a committee chair, $2,500 for attendance at the Company's strategic planning conference, and $2,500 for attendance at the Company's annual planning conference. Compensation for other designated activities, such as visits to TI facilities and attendance at certain Company events, is provided at the rate of $1,000 per day. In 1997, the Company made payments (an aggregate of $6,649) relating to premiums for life, medical, dental, travel and accident insurance policies covering directors.

Subject to certain limitations, directors may elect that all or a part of the cash portion of their fees be deferred until termination of service from the board or other specified times. The deferred amounts are credited to a cash account or stock unit account. Cash accounts earn interest from the Company at a rate (currently based on published interest rates on certain corporate bonds) determined from time to time by the Board Organization and Nominating Committee. Stock unit accounts fluctuate in value with the underlying shares of Company common stock, which will be issued after the deferral period.

Under the Company's restricted stock unit plan for directors (the stock plan), new directors are awarded 1,000 restricted stock units (each for one share of Company common stock) providing for issuance of Company common stock at the time of retirement from the Board, or upon earlier termination of service from the Board after completing at least eight years of service or because of death or disability. However, the right to the shares will be forfeited if a director's service terminates within less than six months after the date of grant for reasons other than death or disability. The stock plan also provides for payment of fifty percent of the annual retainer for board service (not including retainers for committee membership or committee chair) to be made in the form of restricted stock units. The shares under such annual retainer restricted stock units will be issued upon the termination of the director's service on the board. Any portion which is unearned because of termination of service during a year will be forfeited.

Each director who has completed five years of service as a member of the board of directors, and whose board membership terminates as a result of ineligibility for reelection after the attainment of a specified age or, in the case of non-employee directors, as a result of death or disability, will be eligible to participate in a Director Award Program. The program was established to promote the Company's interest in supporting educational institutions. The Company may contribute a total of $500,000 with respect to each eligible director to up to three eligible educational institutions (or other charitable institutions approved by the Board Organization and Nominating Committee) recommended by the director and approved by the Company. The contributions will be made in five annual installments of $100,000 each, commencing as soon as practicable following the director's death. Directors derive no financial benefit from the program and all charitable deductions will accrue solely to the Company.

                             EXECUTIVE COMPENSATION

Compensation Overview

The Company is committed to building shareholder value through improved performance and growth. To achieve this objective, TI seeks to create an environment in which employees recognize that they are valued as individuals and treated with respect, dignity and fairness.

The Company uses a merit-based system of compensation to encourage individual employees to achieve their productive and creative potential, and to link individual financial goals to Company performance. The Company regularly compares its compensation system with those of competitors and refines its system as necessary to encourage a motivated and productive work force.

The following tables provide information regarding the compensation of the Company's chief executive officer and each of the four other most highly compensated executive officers.

Summary Compensation Table

The following table sets forth information with respect to the compensation of the Company's chief executive officer and each of the four other most highly compensated executive officers for services in all capacities to the Company in 1995, 1996 and 1997, except as otherwise indicated.

                                Annual Compensation                    Long-Term Compensation
                      ---------------------------------------  ---------------------------------------
                                                                        Awards               Payouts
                                                               -------------------------  ------------
                                                                                Stock
     Name and                                    Other Annual  Restricted      Options     Long-Term     All Other
     Principal                                   Compensation  Stock Awards  (in shares)   Incentive    Compensation
     Position         Year   Salary     Bonus     <F1>(1)      <F2>(2)       <F3>(3)      Plan Payouts  <F4>(4)
--------------------  ----  --------  ---------- ------------  ------------  -----------  ------------  ----------
T.J. Engibous         1997  $645,870  $1,500,000      --               0       260,000         0         $ 98,604
President & CEO       1996  $509,640  $        0      --        $875,000       120,000         0         $ 15,484
                      1995  $369,750  $1,000,000      --               0       120,000         0         $145,887

W.P. Weber            1997  $441,620  $  800,000      --               0       100,000         0         $ 59,343
Vice Chairman         1996  $424,300  $        0      --               0        50,000         0         $ 24,868
                      1995  $404,250  $  750,000      --               0       100,000         0         $168,272

R.K. Templeton<F5>(5) 1997  $358,770  $1,100,000      --               0       140,000         0         $ 41,278
Executive Vice        1996  $278,750  $        0      --               0       120,000         0         $  3,200
President

R.J. Agnich           1997  $363,950  $  600,000      --               0        70,000         0         $ 47,954
Senior Vice           1996  $346,500  $        0      --               0        40,000         0         $ 19,040
President,            1995  $328,250  $  550,000      --               0        74,000         0         $119,202
Secretary &
General Counsel

W.A. Aylesworth       1997  $363,950  $  600,000      --               0        70,000         0         $ 47,888
Senior Vice           1996  $346,500  $        0      --               0        40,000         0         $ 20,516
President,            1995  $328,250  $  550,000      --               0        74,000         0         $115,153
Treasurer &
Chief Financial
Officer

------------------

<F1>(1) The dollar value of perquisites and other personal benefits for each of the named executive officers was less than the established reporting thresholds.

<F2>(2) (a)  For purposes of the table, restricted stock units awarded under the Company's Long-Term Incentive Plan are valued at market on the date of award.

    (b) Payments pursuant to the restricted stock units awarded to Mr. Engibous in 1996 are based primarily on whether the Company meets specific goals regarding return on net assets and revenue growth over a period of five years (as determined in accordance with the terms of the award) and generally are payable only if Mr. Engibous remains employed by the Company for a period

                                      10

of ten years. As of December 31, 1997, the value of the 40,000 unvested shares (as adjusted to give effect to the 1997 two-for-one stock split) was $1,800,000.

    (c) Dividend equivalent payments are paid on restricted stock units at the same rate as dividends on the Company's common stock.

<F3>(3) The number of shares granted has been adjusted to give effect to the
1997 two-for-one stock split.

<F4>(4) During 1997, the Company made payments relating to premiums with respect to split-dollar life insurance policies in the following amounts:
Mr. Engibous, $43,601; Mr. Weber, $21,387; Mr. Templeton, $8,977; Mr. Agnich, $16,075; and Mr. Aylesworth, $16,009. Also, the Company made payments relating to premiums with respect to travel and accident insurance policies in the amount of $200 for each of the named executive officers.

During 1997, the Company made matching contributions to the cash or deferred compensation account (401(k)) under the U.S. profit sharing plan in the amount of $3,200 for each of the named executive officers.

For 1997, the profit sharing cash payments and contributions (plus ERISA reductions for which the Company will provide an offsetting supplemental benefit) were as follows: Mr. Engibous, $51,603; Mr. Weber, $34,556;
Mr. Templeton, $28,871; Mr. Agnich, $28,479; and Mr. Aylesworth, $28,479.

<F5>(5) Mr. Templeton became an executive officer of the Company in 1996.


























                                      11

Table of Option Grants in 1997

The following table sets forth details regarding stock options granted to the named executive officers in 1997. In addition, there are shown the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term.

                                                                      Potential Realizable Value at
                                                                   Assumed Annual Rates of Stock Price
                                                                Appreciation for Option Term (10 Years)
                                                       -----------------------------------------------------------
                                                                   5%                            10%
                                                       -------------------------   -------------------------------
                Options  % of Total
                Granted   Options    Exercise             Stock                         Stock
                  (in    Granted to  Price(per  Expir-  Price (per                    Price (per
                shares)  Employees   share)     ation   share)                          share)
 Name         <F1>(1)     in 1997 <F2>(2)       Date  <F2>(2)              Gain       <F2>(2)            Gain
-------------   -------  ----------  --------   ------- ---------- -----------------  -----------  ---------------
T.J. Engibous   260,000    2.54%      $33.85   1/15/07    $55.13         $5,532,276        $87.78       $14,022,346

W.P. Weber      100,000    0.98%      $33.85   1/15/07    $55.13         $2,127,798        $87.78        $5,393,210

R.K. Templeton  140,000    1.37%      $33.85   1/15/07    $55.13         $2,978,918        $87.78        $7,550,494

R.J. Agnich      70,000    0.68%      $33.85   1/15/07    $55.13         $1,489,459        $87.78        $3,775,247

W.A. Aylesworth  70,000    0.68%      $33.85   1/15/07    $55.13         $1,489,459        $87.78        $3,775,247

All stockholders                                          $55.13     $8,107,347,262<F3>(3) $87.78   $20,545,609,741<F3>(3)

Employees                                                 $55.13       $732,666,128<F4>(4) $87.78    $1,856,719,818<F4>(4)
through TI profit sharing plans
---------------

<F1>(1) These non-qualified options become exercisable in four equal annual installments beginning on January 15, 1998 and also may become fully exercisable in the event of a change in control (as defined in the options) of the Company. The number of shares granted and the exercise price per share have been adjusted to give effect to the 1997 two-for-one stock split.

Subject to certain conditions, the exercise price may be paid by delivery of already-owned shares and tax withholding obligations related to exercise may be paid in shares.

<F2>(2) The price of TI common stock at the end of the 10-year term of the stock options granted at a 5% annual appreciation would be $55.13, and at a 10% annual appreciation would be $87.78.

<F3>(3) The gain is based on the fair market value ($33.85 per share) and number of all the outstanding shares of common stock on the grant date of January 15, 1997.


                                      12

<F4>(4) The data presented for all employees represents the gain employees would realize through the appreciation of the stock price of TI stock held in TI profit sharing plans from the date of grant, January 15, 1997, assuming 5% and 10% annual appreciation over the 10-year option term.

Table of Option Exercises in 1997 and Year-End Option Values

The following table sets forth information with respect to the named executive officers concerning the exercise of options during 1997, and unexercised options held as of December 31, 1997.

                                                                                  Value of
                                                      Number of                  Unexercised
                                                     Unexercised                 In-the-Money
                        Shares                        Options at                  Options at
                     Acquired on                  December 31, 1997            December 31, 1997<F2>(2)
                       Exercise    Value     --------------------------  ---------------------------
Name                 <F1>(1)      Realized   Exercisable  Unexercisable  Exercisable   Unexercisable
-------------------  -----------  ---------  -----------  -------------  -----------   -------------
T.J. Engibous             -          -         144,000        410,000     $3,970,200      $6,425,200

W.P. Weber                -          -         263,000        175,000     $7,527,780      $2,897,500

R.K. Templeton            -          -         181,000        295,000     $5,119,940      $5,212,500

R.J. Agnich            147,500   $4,836,242       -           128,500          -          $2,165,730

W.A. Aylesworth         48,000   $1,488,890     89,500        128,500     $2,438,050      $2,165,730

---------------

<F1>(1) The number of shares acquired upon exercise has been adjusted to give effect to the 1997 two-for-one stock split.

<F2>(2) Market value of underlying securities at year-end, minus the exercise price.

















                                      13

Pension Plan Table

The following table sets forth the approximate annual benefits relating to the U.S. pension plan that would be payable as of December 31, 1997 under various assumptions as to average credited earnings (as defined in the plan) and years of credited service (as defined in the plan) to employees in higher salary classifications who are 65 years of age as of such date. Benefits are based on eligible earnings. Eligible earnings include (a) salary as shown in the summary compensation table and (b) bonus as shown in the summary compensation table. Other elements of compensation shown in the summary compensation table or referred to in the footnotes to that table are not included in eligible earnings.

                                  Estimated Annual Benefits Under Pension Plan for
                                    Specified Years of Credited Service<F2>(2)<F3>(3)
               ---------------------------------------------------------------------------------
Average
Credited
Earnings
<F1>(1)        15 Years    20 Years    25 Years    30 Years    35 Years    40 Years    45 Years
----------     --------    --------    --------    --------    --------    ---------   ---------
$  500,000     $109,203    $145,604    $182,006    $218,407    $254,808    $292,308    $  329,808
   600,000      131,703     175,604     219,506     263,407     307,308     352,308       397,308
   700,000      154,203     205,604     257,006     308,407     359,808     412,308       464,808
   800,000      176,703     235,604     294,506     353,407     412,308     472,308       532,308
   900,000      199,203     265,604     332,006     398,407     464,808     532,308       599,808
 1,000,000      221,703     295,604     369,506     443,407     517,308     592,308       667,308
 1,100,000      244,203     325,604     407,006     488,407     569,808     652,308       734,808
 1,200,000      266,703     355,604     444,506     533,407     622,308     712,308       802,308
 1,300,000      289,203     385,604     482,006     578,407     674,808     772,308       869,808
 1,400,000      311,703     415,604     519,506     623,407     727,308     832,308       937,308
 1,500,000      334,203     445,604     557,006     668,407     779,808     892,308     1,004,808
 1,600,000      356,703     475,604     594,506     713,407     832,308     952,308     1,072,308

---------------

<F1>(1) The average credited earnings is the average of the five consecutive years of highest earnings.

At December 31, 1997, the named executive officers were credited with the following years of credited service and had the following average credited earnings, respectively, under the U.S. pension plan: Mr. Engibous, 20 years, $820,553; Mr. Weber, 36 years, $863,764; Mr. Templeton, 16 years, $536,761;
Mr. Agnich, 25 years, $682,364; and Mr. Aylesworth, 31 years, $612,566.

<F2>(2) If the amount otherwise payable under the pension plan should be restricted by the applicable provisions of ERISA, the amount in excess of ERISA's restrictions will be paid by the Company.

<F3>(3) The benefits under the plan are computed as single life annuity at age 65.




                                      14

The amounts shown in the table reflect the offset provided in the pension plan under the pension formula adopted July 1, 1989 to comply with the social security integration requirements. The integration offset is $3,297 for 15 years of credited service, $4,396 for 20 years of credited service, $5,495 for 25 years of credited service, $6,593 for 30 years of credited service, $7,692 for 35 years of credited service, $7,692 for 40 years of credited service and $7,692 for 45 years of credited service.

Early Retirement Agreements

The Company has a policy providing for optional early retirement agreements for the chairman of the board, the president, vice chairmen and such other personnel as the board of directors may designate, upon attainment of age 58 and such minimum lengths of service as the board may specify. Participants enter into early retirement agreements with the Company which among other things prohibit competition with the Company until the attainment of age 69. Payments under the agreements are based on the difference between the retirement benefits the individual is to receive from the Company's U.S. pension plan and the retirement benefits the individual would have received from the pension plan had the individual remained in employment with the Company until the attainment of age 65 at a rate of compensation equal to the average annual eligible earnings (as defined in the pension plan) received during the three years immediately preceding early retirement. The individual may elect payment under the early retirement agreement in the form of monthly payments for life, monthly payments to the individual or the individual's estate or survivors until the date of the individual's 69th birthday, or a 50% joint and survivor's payment.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the board of directors has furnished the following report on executive compensation paid or awarded to executive officers for 1997:

The Company's executive compensation program is administered by the Compensation Committee of the board of directors (the Committee), which is composed of the individuals listed below, all of whom are independent directors of the Company. The program consists of base salaries, annual performance awards and long-term compensation. At higher management levels, the mix of compensation is weighted more to the performance-based components-annual performance awards and long-term compensation.

In determining the compensation of the executive officers, the Committee considered compensation practices of competitor companies (based on the best available data from as many competitor companies as practicable) and the relative performance of TI and competitor companies. The competitor companies are major high-technology competitors of the Company. While many of these companies are included in the S&P Technology Sector Index appearing in the graph regarding total shareholder return on page 17, these companies are not the same as the companies comprising that index. The Committee also considered the contribution of each executive officer toward achieving the Company's prior year and long-term strategic objectives; in this connection, the Chairman and the CEO made recommendations regarding the components of each executive officer's compensation package except their own.

In its considerations, the Committee did not assign quantitative relative weights to different factors or follow mathematical formulae. Rather, the Committee exercised its discretion and made a judgment after considering the factors it deemed relevant. The Committee's decisions regarding 1997 executive compensation were designed to: (1) align the interests of executive officers with the interests of the stockholders by providing performance-based awards; and (2) allow the Company to compete for and retain executive officers critical to the Company's success by providing an opportunity for compensation that is comparable to the levels offered by competitor companies.

Section 162(m) of the Internal Revenue Code generally denies a deduction to any publicly held corporation for compensation paid in a taxable year to the Company's CEO and four other highest compensated officers to the extent that the officer's compensation (other than qualified performance-based compensation) exceeds $1 million.

It is the Committee's policy to consider deductibility under Section 162(m) in determining compensation arrangements for these officers, and optimize the deductibility of compensation to the extent deductibility is consistent with the objectives of the executive compensation program. The Committee, however, intends to weigh the benefits of full deductibility with the objectives of the executive compensation program and, if the Committee believes to do so is in the best interests of the Company and its stockholders, will make compensation arrangements which may not be fully deductible under Section 162(m). In April 1997, the stockholders of the Company approved the Texas Instruments Executive Officer Performance Plan. The Company believes the Plan provides performance-based compensation for the Company's executive officers that will comply with the requirements for full deductibility under Section 162(m).

Compensation Components and Determination

Compensation decisions for 1997 were made such that TI executive officers will receive a level of annual total compensation that, when compared to the annual total compensation of competitor companies, reflects the Company's performance relative to those competitor companies. In order to weight more of total compensation to performance-based components, the Committee's base salary decisions are intended to provide salaries somewhat lower than the median level of salaries for similarly situated executive officers of competitor companies, or of organizations within competitor companies, of similar size (in terms of total revenues). Annual performance award decisions for 1997 were primarily driven by each individual's contribution to the Company's progress toward two measures: improvement in profit from operations (PFO) as a percent of revenues and growth in net revenues from 1996 to 1997.

Guidelines for awards granted under TI's long-term incentive program were set with the intention of providing TI executive officers an opportunity for financial gain equivalent to the opportunity provided by similarly performing competitor companies through all their long-term compensation programs. For this purpose, the future rate of appreciation of the shares underlying stock-based awards is assumed to be the same for all companies. Although not considered in establishing guidelines for stock option grants, the size of prior grants was considered in administering the guidelines. The Committee, in its discretion, may adjust the awards considering each executive officer's individual contribution to the implementation of the strategic plan of the Company.

Base Salary. The Committee reviewed base salaries for executive officers of competitor companies and set base salaries for its executive officers somewhat lower than competitive levels. The Committee considered the level of base salary of CEOs of competitor companies and consequently increased Mr. Engibous' base salary to an annual rate of $650,000. Mr. Engibous' annual salary during 1997 was below the median annual salary of CEOs of competitor companies.

Annual Performance Award. The annual performance award varies significantly based on the Company's profitability and revenue growth and the individual's contribution toward that performance. The Committee considered rankings of estimates of competitor companies' 1997 performance compared to the Company's performance, and granted annual performance awards to executive officers intended to approximate total annual compensation of the same rank. As a result, Mr. Engibous received an annual performance award of $1,500,000.

Long-Term Compensation. The Committee made long-term compensation determinations in January 1997. Stock options constitute TI's primary long-term incentive vehicle. Stock options granted in 1997 were granted at 100% of fair market value on the date of grant, have a 10-year term, do not become exercisable until one year after grant, then become exercisable in four equal annual installments. Any value actually realized by an executive officer from an option grant depends completely upon increases in the price of TI common stock.

In January, the Committee reviewed each officer's contribution to implementation of the strategic plan of the Company, and followed the guidelines by granting each officer stock options at a price per share of $33.85 (the market value of TI's common stock on the date of grant giving effect to the subsequent two-for-one stock split). The Committee intends for these grants to recognize progress toward accomplishment of the strategic plan and, since these stock options will result in increased compensation to an executive officer only if TI's stock price increases, focus the executive officers on executing the plan and building value for stockholders. Considering Mr. Engibous' contribution to execution of the strategic plan for the Company, the Committee granted Mr. Engibous an option to purchase 260,000 shares, resulting in a total long-term compensation opportunity comparable to those of CEOs of similarly performing competitor companies.

The ranking of total compensation (annual plus long-term) for Mr. Engibous as compared to the total compensation of CEOs of competitor companies was intended to approximate the estimated ranking of TI performance compared to the performance of competitor companies.



          Gerald W. Fronterhouse, Chair         David R. Goode
          David L. Boren                        Wayne R. Sanders

                     COMPARISON OF TOTAL SHAREHOLDER RETURN

The following graph sets forth TI's total shareholder return as compared to the S&P 500 Index and the S&P Technology Sector Index over a five-year period, beginning December 31, 1992, and ending December 31, 1997. The total shareholder return assumes $100 invested at the beginning of the period in TI common stock, the S&P 500 and the S&P Technology Sector Index. It also assumes reinvestment of all dividends.









           [A performance graph showing five year cumulative total return among the Company, the S&P 500 Index and the S&P Technology Sector Indes appears here. The coordinates used in the graph appear below.]













                          Dec-92   Dec-93   Dec-94   Dec-95   Dec-96   Dec-97
Texas Instruments          $100     $138     $164     $229     $287     $407

S&P 500(R)                 $100     $110     $112     $153     $189     $252

S&P(R) Technology          $100     $123     $143     $207     $290     $366
Sector Index

*Assumes that the value of the investment in TI common stock and each index was $100 on December 31, 1992, and that all dividends were reinvested.

**Year ending December 31. The S&P Technology Sector Index was previously called the S&P High Tech Composite Index.

     PROPOSAL TO APPROVE AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK

The board of directors believes that it is desirable for the stockholders to consider and act upon a proposal to amend the Company's Restated Certificate of Incorporation (the Certificate). Pursuant to the proposal, the currently authorized shares of common stock, $1 par value, will be increased from 500,000,000 to 1,200,000,000 shares.

Of the 500,000,000 currently authorized shares of common stock, as of December 31, 1997, 390,359,317 were issued (including 860,765 treasury shares). Of the remaining 109,640,683 authorized shares of common stock, 77,631,128 were reserved for issuance in connection with the Company's incentive plans, stock option plans, stock purchase plan and profit sharing plans.

Except for shares currently reserved as explained above, the Company does not now have any present plan, understanding or agreement to issue additional shares of common stock. However, the board believes that the proposed increase in authorized shares of common stock is desirable to enhance the Company's flexibility in connection with possible future actions, such as stock splits, stock dividends, corporate mergers and acquisitions, financings, acquisitions of property, use in employee benefit plans, or other corporate purposes. The board will determine whether, when, and on what terms the issuance of shares of common stock may be warranted in connection with any of the foregoing purposes.

If the proposed amendment is approved, all or any of the authorized shares of common stock may be issued without further action by the stockholders and without first offering such shares to the stockholders for subscription. The issuance of common stock otherwise than on a pro-rata basis to all holders of such stock would reduce the proportionate interests of such stockholders.

Pursuant to the proposal, the first sentence of Article Fourth of the Certificate will be amended to read as follows:

       "The total number of shares of all classes of stock which the Company shall have authority to issue is One Billion Two
       Hundred Ten Million (1,210,000,000) shares, of which Ten
       Million (10,000,000) shall be Preferred Stock with a par value of $25.00 per share, and One Billion Two Hundred Million
       (1,200,000,000) shall be Common Stock with a par value of $1.00 per share."

Other than increasing the authorized shares of common stock from 500,000,000 to 1,200,000,000, the proposed amendment in no way changes the Certificate.

The board has unanimously adopted resolutions setting forth the proposed amendment to the Certificate, declaring its advisability and directing that the proposed amendment be submitted to the stockholders for their approval at the annual meeting on April 16, 1998. If adopted by the stockholders, the amendment will become effective upon filing as required by the General Corporation Law of Delaware.

The board of directors recommends a vote "FOR" the above proposal.

                             ADDITIONAL INFORMATION

Financial Statements

This proxy statement has been preceded or accompanied by the Annual Report for the fiscal year ended December 31, 1997. The consolidated financial statements and auditor's report on pages __-__, the management discussion and analysis of financial condition and results of operations on pages __ - __ and __ - __, and information concerning the quarterly financial data on page __ of the Annual Report are incorporated herein by reference.

Voting Securities

As of February 17, 1998, there were outstanding ___________ shares of the Company's common stock, which is the only class of capital stock entitled to vote at the meeting. Each holder of common stock is entitled to one vote for each share held. As stated in the Notice of Meeting, holders of record of the common stock at the close of business on February 17, 1998 will be entitled to vote at the meeting or any adjournment thereof.

The following table sets forth certain information concerning (a) the only person that has reported beneficial ownership of more than 5% of the common stock of the Company, and (b) the ownership of the Company's common stock by the named executive officers, and all executive officers and directors as a group.

                                            Shares Owned At               Percent of
       Name and Address                    December 31, 1997                Class
--------------------------------           -----------------              ----------
FMR Corp.                                               <F1>(1)
  82 Devonshire Street
  Boston, MA  02109

Thomas J. Engibous                               392,765<F2>(2)               *

William P. Weber                                 389,692<F2>(2)               *

Richard K. Templeton                             377,330<F2>(2)               *

Richard J. Agnich                                123,425<F2>(2)               *

William A. Aylesworth                            209,343<F2>(2)               *

All executive officers and                     2,277,778<F2>(2)<F3>(3)        *
directors as a group

---------------

*Less than 1%.

<F1>(1) The Company understands that, as of December 31, 1997, (a) FMR Corp.
and its Chairman, Edward C. Johnson 3rd, had sole dispositive power with



                                      21

respect to all of the above shares and FMR Corp. had sole voting power with respect to __% of the above shares, and (b) the above shares included ____________ shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., as a result of acting as investment advisor to several investment companies.

<F2>(2) Includes shares subject to acquisition within 60 days by Messrs.
Engibous, Weber, Templeton, Agnich and Aylesworth for 329,888, 350,500, 341,000, 66,000 and 155,500 shares, respectively, and shares credited to profit sharing stock accounts for Messrs. Engibous, Weber, Templeton, Agnich and Aylesworth in the amounts of 4,237, 12,144, 2,530, 8,835 and 5,687, respectively. Excludes shares held by a family member if a director or officer has disclaimed beneficial ownership.

<F3>(3) Includes (a) 1,797,800 shares subject to acquisition within 60 days, and (b) 64,248 shares credited to profit sharing stock accounts.

As of December 31, 1997, the TI Employees Universal Profit Sharing Trust held 26,361,189 shares (6.7%) of the Company's common stock. Pursuant to the terms of the trust, participants have the power to determine the voting and, to the extent permitted, disposition of shares held by the trust.

Cost of Solicitation

The solicitation is made on behalf of the board of directors of the Company. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, the Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and will reimburse them for their expenses in so doing. Officials and regular employees of the Company, without additional compensation, may solicit proxies personally, by telephone, fax, E-mail or telegram, from some stockholders if proxies are not promptly received. In addition, the Company has retained Georgeson & Company, Inc. to assist in the solicitation of proxies at a cost of $15,000 plus out-of-pocket expenses.

Proposals of Stockholders

The deadline for receipt of stockholder proposals for inclusion in the Company's 1999 proxy material is October 30, 1998.

Suggestions from stockholders concerning the Company's business are welcome and all will be carefully considered by the Company's management. To assure appropriate board review of such suggestions, the Stockholder Relations and Public Policy Committee of the board of directors periodically reviews correspondence from stockholders and management's responses. Through this activity, stockholders are provided access at the board level without having to resort to formal stockholder proposals. As a general matter, the board would prefer that stockholders present their views through the mechanism provided by its Stockholder Relations and Public Policy Committee rather than through the process of formal stockholder proposals.



                                      22

Vote Required

The ten nominees for election as directors at the 1998 Annual Meeting of Stockholders who receive the greatest number of votes cast at that meeting by the holders of the Company's common stock entitled to vote at that meeting, a quorum being present, shall become directors at the conclusion of the tabulation of votes. A majority vote of the outstanding common stock is necessary for the adoption of the proposed charter amendment. An affirmative vote of the holders of a majority of the voting power of the Company's common stock, present in person or represented by proxy and entitled to vote at the meeting, a quorum being present, is necessary to approve any other matters as may properly come before the meeting. Under Delaware law and the Company's Restated Certificate of Incorporation and By-Laws, the aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote FOR, AGAINST or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of such matters, and the total number of votes cast FOR each of these matters will be counted for purposes of determining whether sufficient affirmative votes have been cast.
An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote AGAINST the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such a vote differently.

Independent Auditors

The firm of Ernst & Young LLP has been selected by the board of directors, pursuant to the recommendation of its Audit Committee, as independent auditors for the Company. Representatives of such firm are expected to be present, and to be available to respond to appropriate questions, at the annual meeting. They will have the opportunity to make a statement if they desire to do so; they have indicated that, as of this date, they do not desire to do so.

Section 16(a) Beneficial Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires certain persons, including the Company's directors and executive officers, to file reports with the Securities and Exchange Commission regarding beneficial ownership of certain equity securities of the Company. Because of an inadvertent clerical error at the Company, one of Mr. Adams' transactions during 1997 was reported late.

                                     By Order of the Board of Directors,




                                     -----------------------------------
                                     Richard J. Agnich
                                     Senior Vice President,
                                     Secretary and General Counsel

Dallas, Texas
February __, 1998
                                      23

Directions to Annual Meeting Site


From DFW Airport

Take the North Airport exit to 635E. Take 635E to the Greenville Avenue Exit. Turn right on Greenville. Turn right on Forest Lane. Texas Instruments will be on your right at the second traffic light. Please use the south entrance to the building.

Directions from Love Field Airport

Take Mockingbird Lane to 75N (Central Expressway). Travel north on 75 to the Forest Lane Exit. Turn right on Forest Lane. You will pass two traffic lights. At the third light, the entrance to Texas Instruments will be on your left. Please use the south entrance to the building.



                                     [map]


































                                      24


                                                              Preliminary Copy

PROXY                                                                    PROXY



              PROXY FOR ANNUAL MEETING TO BE HELD APRIL 16, 1998

         This Proxy is solicited on behalf of the Board of Directors.


The undersigned hereby appoints JAMES R. ADAMS, JAMES B. BUSEY IV, GLORIA M. SHATTO, or any one or more of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the annual meeting of stockholders of TEXAS INSTRUMENTS INCORPORATED to be held in Dallas, Texas, on April 16, 1998, at 10:00 a.m. (Dallas time) and at any or all adjournments thereof, according to the number of shares of common stock which the undersigned would be entitled to vote if then personally present, in the election of directors and upon other matters properly coming before the meeting.




      IMPORTANT-This Proxy must be signed and dated on the reverse side.




------------------------------------------------------------------------------


Dear Stockholder:

	On the reverse side of this card are instructions on how to vote for the election of directors and the board proposal by telephone. Please consider voting by telephone. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient and it also saves the Company money.



                               TEXAS INSTRUMENTS
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [/]
_____________________________________________________________________________

The board of directors recommends a vote FOR the election of directors and the board proposal.
                                                            For All
1. Election of Directors                  For   Withheld    Except Nominee(s)
                                                            Written Below
   Nominees:  J.R. Adams, D.L. Boren,     [ ]   [ ]         [ ]______________
   J.B. Busey IV, D.A. Carp,
   T.J. Engibous, G.W. Fronterhouse,
   D.R. Goode, W.R. Sanders,
   G.M. Shatto, and C.K. Yeutter.
                                          For   Against   Abstain
2. Proposal regarding increasing the
   Company's authorized common stock.     [ ]     [ ]       [ ]

                             If no contrary indication is made, this proxy will be voted FOR the election of each board nominee and FOR the board proposal.

                             Dated __________________________, 1998


                             ______________________________________________
                             Signature

                             ______________________________________________
                             Signature

NOTE: Please sign exactly as name appears hereon. For joint accounts both owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

IF YOU WISH TO VOTE BY TELEPHONE, PLEASE SEE INSTRUCTION CARD BELOW.
------------------------------------------------------------------------------
 ____________
|            |                                                [TI LOGO]
|____________|

Dear Stockholder:

	Texas Instruments Incorporated offers you a convenient way to vote your shares. By following the simple instructions below, your vote can now be counted over the telephone. We encourage you to take advantage of this new feature which eliminates the need to return the proxy card but authorizes the named proxies in the same manner as if you marked, signed and dated your proxy card.

                        TELEPHONE VOTING INSTRUCTIONS

      On a Touch-Tone Telephone - Call the toll-free number 1-888-___-____, 24 hours per day, 7 days a week. You will hear these instructions.

      Press __ to vote FOR all nominees, or press __ to WITHHOLD for all nominees.

      Press __ to vote FOR the proposal regarding increasing the Company's authorized common stock, press __ to vote AGAINST the proposal, or press __ to ABSTAIN.

      Press __ to conclude this phone call and to cast your vote.

      HOWEVER, if you wish to withhold authority to vote for an individual nominee, you must do so by marking the exceptions box of your proxy card, writing the nominee(s) name in the space provided on the proxy card, signing, dating and returning the proxy card in the envelope provided.

If you vote by telephone, there is no need for you to mail back your proxy.

                            THANK YOU FOR VOTING.

                                                              Preliminary Copy
                         ANNUAL MEETING OF STOCKHOLDERS
                                April 16, 1998
                                                            February __, 1998

TO: Participants in the TI Universal Profit Sharing Plan (the "Universal Plan") and the TI U.S. Employees Retirement and Profit Sharing Plan (the "Retirement and Profit Sharing Plan")

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and Instructions to Trustee on Voting relate to shares of common stock of Texas Instruments Incorporated held by the Trustee for your profit sharing accounts.

As noted in the Proxy Statement, the TI board of directors has designated the following nominees for election to the board for the ensuing year: JAMES R. ADAMS, DAVID L. BOREN, JAMES B. BUSEY IV, DANIEL A. CARP, THOMAS J. ENGIBOUS, GERALD W. FRONTERHOUSE, DAVID R. GOODE, GLORIA M. SHATTO, WAYNE R. SANDERS and CLAYTON K. YEUTTER. Biographies of the nominees appear in the Proxy Statement. In addition, the board proposal set forth in the Proxy Statement is expected to be presented at the Annual Meeting. The board of directors of TI recommends a vote FOR the election of directors and the board proposal.

The Trustee is required to vote the whole shares held for each of your accounts (and whole and fractional shares held for Tax Credit Employee Stock Ownership Accounts) in accordance with your instructions. If you wish to instruct the Trustee on the voting of whole shares held for your accounts (and whole and fractional shares held for Tax Credit Employee Stock Ownership Accounts), you should complete and sign the "Instructions to Trustee on Voting" form enclosed and return it in the addressed, postage-free envelope or use the telephone voting procedures specified on the voting instructions form by April 13, 1998.

If you are a participant in the Universal Plan and you do not instruct the Trustee on voting the whole shares held for your accounts (except Tax Credit Employee Stock Ownership Account shares) by April 13, 1998 in the manner specified on the voting instructions form, the Trustee will vote such shares in accordance with the vote of the majority of the shares for which the Trustee receives voting instructions from other Universal Plan participants. Similarly, if you are a participant in the Retirement and Profit Sharing Plan, and do not instruct the Trustee on voting the whole shares held for your accounts (except Tax Credit Employee stock ownership account shares) by April 13, 1998 in the manner specified on the voting instructions form, the Trustee will vote such shares in accordance with the vote of the majority of the shares for which the Trustee receives voting instructions from other Retirement and Profit Sharing Plan participants. Fractional shares and unallocated shares held for accounts other than Tax Credit Employee Stock Ownership Accounts will be voted in the same manner. The Trustee will vote the shares held for each Tax Credit Employee Stock Ownership Account (generally 8 to 64 whole shares per account) as instructed by participants by April 13, 1998 or as required by law or otherwise where no instructions are received.

NOTE: If you own TI shares in your own name, a Proxy for those shares will be sent to you in a separate package. Please sign and date the Proxy, if applicable, and return it in the envelope provided, or follow the telephone voting procedures accompanying the Proxy.

                                         -------------------------------
                                         Steve Leven
                                         Vice President, Human Resources


                                                              Preliminary Copy

                       INSTRUCTIONS TO TRUSTEE ON VOTING
                        TI COMMON STOCK HELD UNDER THE
                TI EMPLOYEES UNIVERSAL PROFIT SHARING PLAN OR
             TI U.S. EMPLOYEES RETIREMENT AND PROFIT SHARING PLAN


 PLEASE VOTE BY SIGNING ON REVERSE SIDE AND RETURNING IN THE ENCLOSED ENVELOPE
                OR BY FOLLOWING THE TELEPHONE VOTING PROCEDURES
             These voting instructions are requested in conjunction
            with a proxy solicitation by the Board of Directors
                    of Texas Instruments Incorporated.


                  [participant identifying information]


I hereby instruct Bankers Trust Company as Trustee of the TI Employees Universal Profit Sharing Trust and of the TI U.S. Employees Retirement and Profit Sharing Trust ("Trusts") to vote in person or by proxy, at the annual meeting of stockholders of Texas Instruments Incorporated ("TI") on April 16, 1998, or any adjournments thereof, the whole shares of TI common stock ("TI stock") held in the TI Stock Funds under the Trusts which are attributable to my Universal Profit Sharing Account and CODA Account or Profit Sharing Account and 401(k) Account and the whole and fractional shares of TI Stock held in the TI Stock Funds which are attributable to my Tax Credit Employee Stock Ownership Account in the manner indicated on the reverse side of this form with respect to each item identified thereon.

The Trustee will vote the shares represented by this voting instructions form if, by April 13, 1998, (a) the form is properly signed and received, or
(b) the telephone voting procedures are followed. Shares for which no voting instructions have been received will be voted as follows: for shares held under the TI U.S. Employees Universal Profit Sharing Plan (the "Universal Plan") in accordance with the vote of the majority of the shares for which voting instructions are received from other Universal Plan participants; for shares held under the TI U.S. Employees Retirement and Profit Sharing Plan (the "Retirement and Profit Sharing Plan") in accordance with the vote of the majority of the shares for which voting instructions are received from other Retirement and Profit Sharing Plan participants; except that for both the Universal Plan and the Retirement and Profit Sharing Plan, the Trustee will vote shares of TI stock attributable to Tax Credit Employee Stock Ownership Accounts for which no voting instructions have been received to the extent required by law or otherwise.

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On the reverse side of this card are procedures on how to vote for the election of directors and the board proposal by telephone. Please consider voting by telephone. Your vote is recorded as if you mailed in your voting instructions form. We believe voting this way is convenient and it also saves the Company money.

PLEASE MARK YOUR CHOICE IN OVAL IN THE FOLLOWING MANNER USING DARK INK
ONLY: [ / ]
________________________________________________________________________

The board of directors of TI recommends a vote FOR the election of directors and the board proposal.

                                                       For All
1. Election of Directors               For   Withheld  Except Nominee(s)
                                                       Written Below
   Nominees:  J.R. Adams, D.L. Boren,  [ ]   [ ]       [ ]______________
   J.B. Busey IV, D.A. Carp,
   T.J. Engibous, G.W. Fronterhouse,
   D.R. Goode, W.R. Sanders,
   G.M. Shatto, and C.K. Yeutter.
                                          For   Against   Abstain
2. Proposal regarding increasing the
   Company's authorized common stock.     [ ]     [ ]       [ ]


                             Dated __________________________, 1998


                             ______________________________________________
                             Signature


NOTE: Please sign exactly as name appears hereon. For joint accounts both owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

IF YOU WISH TO VOTE BY TELEPHONE, PLEASE SEE PROCEDURES BELOW.
------------------------------------------------------------------------------
 ____________
|            |                                                [TI LOGO]
|____________|

     Texas Instruments Incorporated offers you a convenient way to vote your shares. By following the simple procedures below, your vote can now be counted over the telephone. We encourage you to take advantage of this new feature which eliminates the need to return the voting instructions form.

                        TELEPHONE VOTING PROCEDURES

     On a Touch-Tone Telephone - Call the toll-free number 1-888-___-____, 24 hours per day, seven days a week. You will hear these directions.


      Press __ to vote FOR all nominees, or press __ to WITHHOLD for all nominees.

      Press __ to vote FOR the proposal regarding increasing the Company's authorized common stock, press __ to vote AGAINST the proposal, or press __ to ABSTAIN.

      Press __ to conclude this phone call and to cast your vote.

	HOWEVER, if you wish to withhold authority to vote for an individual nominee, you must do so by marking the exceptions box of your voting instructions form, writing the nominee(s) name in the space provided on the voting instructions form, signing, dating and returning the voting instructions form in the envelope provided.

If you vote by telephone, there is no need for you to mail back your voting instructions form.

                             THANK YOU FOR VOTING